Exhibit 99.2

                    SHPI Second Quarter 2004 Conference Call

                       Opening Remarks by SHPI Management


JEFF SOINSKI, President and CEO

Good afternoon, and thank you for joining our second quarter 2004 conference call. I am joined today by Dr. Donald Solomon, our Chief Operating Officer and Chief Technical Officer, Paul Evans, our Vice President, Business Development and General Counsel, and Keith Merrell, our acting Chief Financial Officer. Dr. Solomon and I will make brief opening remarks and then we will open the call to your questions.

Before we begin the call, I must inform you that remarks made during this call contain statements that qualify as "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. SHPI's actual results could vary materially from any forward-looking statements, since our performance is subject to a number of risk factors that are reviewed in our filings with the SEC. In compliance with SEC regulations, we do not intend to provide information on this conference call, except by way of clarification, which is not contained in our SEC filings or has not been publicly released. Statements made on this call are made as of today and are based upon information that is currently known to management. The Company disclaims any duty to update this information.

Our second quarter financial results were notable in that we were able to provide a substantial increase in revenue, while decreasing total operating expense. This performance is consistent with our strategy of looking for every opportunity to bring more efficiency to our operations, especially in the way we market our products. At the same time, we have not lessened our commitment to aggressively building our portfolio of proprietary products, continuing to invest more than one-half of our total operating expense behind research and development activities. As discussed in our press release, these efforts continue to bear fruit, as we move several new products based upon our SecureLocTM platform technology through the development and commercialization process. In July we announced our second major product agreement on SecureLocTM, a worldwide development and OEM supply agreement with Tyco Healthcare for bone marrow biopsy needles. Dr. Solomon will share more details on this exciting new product agreement later in the call.

At this point, I'd like to provide a brief review of our second quarter and first six months 2004 financial results.

Second Quarter 2004 Financial Results

During the second quarter of 2004, we reported revenue of $1.3 million, an increase of $438 thousand or 50% as compared to the same period a year-ago, and an increase of 15% versus the preceding quarter. Product sales and royalty revenue totalled $1.0 million and accounted for 76% of our total revenue in the quarter. Our gross profit for second quarter 2004 totalled over $1.0 million, an increase of $321 thousand or 44% as compared to the same period a year-ago. By combining 100% gross margin royalty revenue with sales of our high margin OEM products, we achieved an 80% gross profit margin for the quarter.

Operating expense for second quarter 2004 totaled $1.2 million, representing a decrease of $85 thousand or 6% versus the same period a year-ago, and a decrease of 1% versus the preceding quarter. Research and development accounted for 52% of total operating expense. Sales and marketing accounted for 20% of total operating expense. General and administrative expense accounted for 28% of total operating expense.

Our net loss for the second quarter of 2004 totaled $177 thousand, an improvement of $391 thousand or 69% as compared to the year-earlier period, and an improvement of $106 thousand or 38% as compared to the preceding quarter. Due to rounding, this relates to a net loss per share of $(0.00) for second quarter 2004, as compared to $(0.03) for the year-earlier period.

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First Six Months 2004 Financial Results

Revenues for the first six months of 2004 totaled $2.4 million, an increase of $1.1 million or 81% as compared to the same period a year-ago. Product sales and royalty revenue totaled $1.9 million and accounted for 78% of total revenue in the period. Gross profit for the first six months of the year totaled $2.0 million, representing an 82% gross profit margin. Gross profit increased $852 thousand or 74% versus the same period a year-ago. Operating expenses for the period totaled $2.5 million, a decrease of $27 thousand or 1% as compared to a year-ago. Net loss for the first six months of 2004 totaled $460 thousand, an improvement of $845 thousand or 65% as compared to a year-ago. Net loss per share was $(0.01) in the first six months of the year, as compared to $(0.07) in the year-earlier period.

Our revenue growth in the second quarter and the first half of the year has been fueled primarily by our two lead products: the Monoject MagellanTM safety syringe marketed by Kendall, a business unit of Tyco Healthcare, and LiftLoc(R) Safety Infusion Set. LiftLoc(R) is manufactured by us and supplied on an OEM basis to Bard Access Systems and Exel International, as well as marketed by us through leading distributors under our own SHPI-label. While still early, the launch of the Monoject MagellanTM safety blood collection product line in January of this year has also provided incremental revenue versus year-ago.

Kendall continues to do an excellent job of marketing the Monoject MagellanTM products. Based upon their success with the safety syringe product line and the initial positive market response to the safety blood collection device, Kendall continues to invest in expanding the manufacturing capacity for both products, providing an important component for continued growth of these two product lines.

Sales of our LiftLoc(R) Safety Infusion Set product line increased by 34% between the first and second quarters, and increased by 78% in the first half of 2004 as compared to year-ago - with the majority of growth coming from sales of our SHPI-branded product. We attribute the growth of our LiftLoc(R) Safety Infusion Set to several key factors: the re-organization of our internal sales & marketing force behind two Co-Directors of Sales & Marketing based in the Northern and Southern U.S. regions; an aggressive program of lead generation and disciplined follow-up from major end-user shows in the second quarter, including the Oncology Nurses Society ("ONS"), Infusion Nurses Society ("INS"), and American Practitioners of Infection Control ("APIC") meetings; an outbound telemarketing effort targeting oncology center customers, and the efforts of our private label OEM customers. We expect the LiftLoc(R) business to continue to experience significant growth in the second half of this year, based upon these and other efforts, including the late third quarter launch of five new LiftLoc(R) Safety Infusion Set SKU's with the MicroCLAVE(R) needleless connector already attached.

Current assets at June 30, 2004 were $2.5 million, including cash and cash equivalents of $1.2 million. We believe that this cash, along with cash generated from the sale of products, development fees and royalties will be sufficient to execute our business plan in 2004. We have not taken down any funding from the convertible note for $1,000,000 in long-term funding from Galen Partners that we discussed on our last conference call.

We expect to report continued strong revenue growth in the third quarter and through the end of the year. By continuing to build our recurring revenue base and carefully managing our expenses, we also expect to provide continued improvement in operating performance in the second half of the year. Without material adverse events, which we do not anticipate at this time, we reaffirm our projection that we will achieve sustainable profitability by no later than the fourth quarter of this year.

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At this point, I'd like to ask Dr. Solomon to provide a brief update on some of our product development efforts behind our SecureLocTM platform technology.

DONALD SOLOMON, Ph.D, COO and CTO

Over the past several months we have taken several important steps forward in the development and commercialization of our SecureLocTM platform technology. For those of you new to the call, SecureLocTM is an integral safety capsule that automatically senses the end of the needle as it advances down the needle shaft and instantly locks out to fully encapsulate the needle tip. This is an extremely versatile technology, with SecureLocTM having been designed to work with virtually any gauge or length of needle. From a business perspective, the SecureLocTM technology opens several new opportunity areas to the Company in that it allows us to provide a viable safety solution for multiple high-margin, specialty needle categories, where one currently does not exist.

In the third quarter of last year, we announced our first major product agreement on SecureLocTM with BD (Becton, Dickinson and Company) for safety-engineered spinal and epidural needles. Since that time, we have been working closely with BD to advance these two new, comprehensive product lines through the development process, and have progressed into the manufacturing scale-up stage of the development program.

As Jeff stated, in July we announced our second major product agreement on SecureLocTM. This agreement is a worldwide development and OEM supply agreement with Tyco Healthcare for safety bone marrow biopsy needles. Under the agreement, we will supply both conventional and safety bone marrow biopsy needles to Tyco subject to specified minimum purchase agreements. In addition, we will receive reimbursement for certain research and development expenses related to product commercialization. We are very excited about this new OEM relationship with Tyco. Not only is Tyco a leader in the bone biopsy needle market, we also believe that products manufactured under this agreement have the potential to be the first integral safety needles available in the bone biopsy field. In addition, these products will be among the first SecureLoc(TM) based products to be manufactured by SHPI and supplied by us as finished goods on an OEM basis, an important part of our business growth strategy.

In addition to these important new product lines that we are developing for major corporate partners, we also have several other product applications of SecureLocTM in internal development. The two lead product opportunity areas we are focusing on are safety introducer needles and safety core biopsy needles. Based upon enhancements we are making in the overall design of these needles, and to benefit from increased volume as these markets convert to safety, we are planning on offering both conventional and safety versions of these products to corporate customers on an OEM basis.

Our safety introducer needle program is the most advanced of these two development programs. This product line will compete in the estimated $29 million U.S. introducer needle market. We have already conducted extensive market research on this new product line and believe that our conventional and safety products offer significant competitive features and benefits versus current product offerings. We are into the commercialization phase of product development and plan to launch a complete product line including Seldinger and non-Seldinger introducer needles in early 2005.

Thank you for your continued interest and support. I look forward to reporting on our further progress with SecureLocTM in the coming quarters.

JEFF SOINSKI
Thank you, Don. At this point, I'd like to open the call for questions. The moderator will come back onto the line to explain the procedure for this part of the call.

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Q&A SESSION

(Available until August 18, 2004 by dialling (800) 475-6701 in the U.S. and
(320) 365-3844 internationally and entering access code: 739793)



JEFF SOINSKI

Thank you for joining our second quarter 2004 conference call. And, thank you for your continued support. We will conduct our next call in conjunction with our third quarter 2004 earnings release, and will issue a press release with call-in information at least one-week prior to the event. In the meantime, I invite you to review our recent 10-QSB and 10-KSB filings and to visit our website at www.shpi.com for a transcript of the opening remarks of this call and to learn more about our company.


These remarks contain forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended. Such statements are subject to risks and uncertainties that could cause actual results to vary materially from those projected in the forward-looking statements. The Company may experience significant fluctuations in future operating results due to a number of economic conditions, risks in product and technology development, the effect of the Company's accounting policies and other risk factors detailed in the Company's SEC filings. These factors and others could cause operating results to vary significantly from those in prior periods and those projected in forward-looking statements. Additional information with respect to these and other factors, which could materially affect the Company and its operations, are included on certain forms the Company files with the Securities and Exchange Commission.